Exhibit 99.1
LEXICON PHARMACEUTICALS SECURES UP TO $200 MILLION NON-DILUTIVE TERM LOAN FINANCING

The Woodlands, Texas, December 5, 2017 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) today announced that it has entered into a definitive term loan agreement with BioPharma Credit PLC and BioPharma Credit Investments IV Sub LP, investment funds managed by Pharmakon Advisors, L.P., that provides Lexicon with up to $200 million of borrowing capacity available in two tranches, each maturing in December 2022 and bearing interest at 9.0% per annum. The first $150 million is available immediately and an additional tranche of $50 million is available for draw by March 2019 at Lexicon’s option if net XERMELO sales are greater than $25 million in the preceding quarter.

“This non-dilutive financing, along with the current cash on hand, will allow us to finalize the sotagliflozin type 1 diabetes applications, comply with our financial commitments to our collaborator, Sanofi, on the type 2 diabetes program and fund our commercial costs while the XERMELO launch ramps up,” said Jeffrey L. Wade, J.D., executive vice president, corporate and administrative affairs and chief financial officer. “As a result, we believe that this financing offers Lexicon the necessary runway for the company to achieve positive cash flow based on the progress of our late-stage assets, while enabling continued advancement of clinical development programs for earlier-stage product candidates.”

“We are pleased to be partnering with Lexicon in this transaction,” said Martin Friedman, Managing Member of Pharmakon Advisors. “We are impressed with the Lexicon team and the commercial opportunities for XERMELO and are thrilled to support Lexicon in its ramp up of this product that fills a well-defined unmet patient need.”

Vinson & Elkins LLP acted as counsel to Lexicon. Akin Gump Strauss Hauer & Feld LLP and Baker Botts LLP served as legal advisors to BioPharma Credit PLC and BioPharma Credit Investments IV Sub LP.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science based on Nobel Prize-winning technology to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO® (telotristat ethyl), Lexicon is developing telotristat ethyl in additional indications like fibrotic diseases and solid tumors based on preclinical work. Beyond life cycle management of XERMELO, Lexicon has a pipeline of promising drug candidates in clinical development in diabetes and metabolism and neuropathic pain. For additional information please visit www.lexpharma.com.

About Pharmakon Advisors, L.P. and the BioPharma Credit Funds

Established in 2009, Pharmakon Advisors, L.P. is the investment manager of the BioPharma Credit funds. Funds managed by Pharmakon Advisors have raised a total of $2.4 billion, including the $762 million IPO of BioPharma Credit PLC on the London Stock Exchange in March of 2017, and have invested in 26 different financing transactions for companies in the life sciences. Pharmakon is affiliated with Royalty Pharma, the leading investor in biopharmaceutical royalties, with $17.0 billion in assets and a 20-year track record.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully commercialize XERMELO (telotristat ethyl), successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX2761, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com